SUB-ITEM 77Q(1)(a)(1)

JULIUS BAER INVESTMENT FUNDS

Amendment No. 1 to Amended and Restated Master Trust Agreement

The undersigned, being at least a majority of the Trustees of Julius Baer Investment Funds (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Amended and Restated Master Trust Agreement (the “Master Trust Agreement”), a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, as follows:

1.	The name of the Trust is hereby amended to be “Artio Global Investment Funds”.

2.	Schedule A is hereby amended to read in its entirety as follows:

Artio International Equity Fund
Artio International Equity Fund II
Artio Total Return Bond Fund
Artio Global High Income Fund
Artio U.S. Microcap Fund
Artio U.S. Smallcap Fund
Artio U.S. Midcap Fund
Artio U.S. Multicap Fund

The foregoing amendment shall be effective on October 13, 2008.

IN WITNESS WHEREOF, the undersigned duly executed this amendment as of the 24th day of September , 2008.

/s/ Harvey B. Kaplan                                                                    /s/ Robert S. Matthews
Harvey B. Kaplan                                                                    Robert S. Matthews

/s/ Peter Wolfram                                                                    /s/ Gerard J.M. Vlak
Peter Wolfram                                                                    Gerard J.M. Vlak

/s/ Antoine Bernheim                                                                    /s/ Thomas Gibbons
Antoine Bernheim                                                                             Thomas Gibbons

/s/ Glen Wisher                                                                    /s/ Robert J. McGuire
Glen Wisher                                                                             Robert J. McGuire